Exhibit 5.1

[Letterhead of Proskauer Rose LLP]

November 12, 2004

United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as counsel to United Industrial Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The prospectus contained in the Registration Statement relates to the resale by the selling securityholders of $120,000,0000 aggregate principal amount of 3.75% Convertible Senior Notes due 2024 (the “Notes”), 3,058,356 shares of common stock, par value $1.00 per share, of the Company issuable upon conversion, purchase or repurchase of the notes (the “Conversion Shares”) and up to 483,158 shares of common stock that the Company may issue as a “make whole premium” upon repurchase of the Notes under certain circumstances (the “Make Whole Shares,” and with the Conversion Shares, the “Shares”).  The Notes were issued under an indenture dated as of September 15, 2004 by and among the Company, AAI Corporation, a Maryland corporation (the “Subsidiary Guarantor”), and U.S. Bank National Association, as trustee (the “Indenture”).

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the restated certificate of incorporation of the Company; (ii) the by-laws of the Company; (iii) the resolutions of the Board of Directors of the Company that were adopted on August 27, 2004, September 2, 2004 and September 9, 2004, respectively; (iv) a certificate of an officer of the Company; (v) the Registration Statement; (vi) the global note representing the $120,000,000 aggregate principal amount of the Notes; (viii) the Indenture; and (ix) the Subsidiary Guarantee (as defined in the Indenture).

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined.  As to questions of fact relevant to this opinion, without any independent verification, we have relied upon written statements of certain public officials and a certificate of an officer of the Company.  We also have assumed, without any independent verification, that the Indenture and the Notes (collectively, the “Documents” (which term excludes all agreements, instruments, certificates and documents referred to in the Indenture and the Notes, other than such documents themselves)) have been duly authorized, executed and delivered by the parties thereto (other than the Company), and that each of the Documents constitutes the valid and binding obligation of each party (other than the Company and the Subsidiary Guarantor) to it and is enforceable against each party (other than the Company and the Subsidiary Guarantor) in accordance with its terms.

For purposes of this opinion, we have assumed without any independent verification, that (i) the Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Subsidiary Guarantor has the requisite corporate power and authority to execute, deliver and perform the Subsidiary Guarantee; (iii) the execution, delivery and performance by the Subsidiary Guarantor of the Subsidiary Guarantee has been duly authorized by all requisite corporate action on the part of the Subsidiary Guarantor; and (iv) the Subsidiary Guarantee has been duly executed and delivered by the Subsidiary Guarantor.

Based upon the foregoing, and subject to the qualifications below, it is our opinion that:

1.           The Indenture constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, subject to general equitable principles and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing and except as rights to indemnification and contribution may be limited by applicable law or public policy.

2.           The Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, subject to general equitable principles and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing and except as rights to indemnification and contribution may be limited by applicable law or public policy.

3.           The Subsidiary Guarantee constitutes a legal, valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, subject to general equitable principles and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing and except as rights to indemnification and contribution may be limited by applicable law or public policy.

4.           The Shares have been duly authorized and reserved for issuance upon conversion, purchase or repurchase of the Notes and payment of any Make Whole Premium, and when so issued in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and non-assessable.

Insofar as the opinion in paragraph 3 relates to the Subsidiary Guarantor’s Subsidiary Guarantee, we have assumed the adequacy of the consideration that supports the Subsidiary Guarantor’s Subsidiary Guarantee and the solvency and adequacy of the capital of the Subsidiary Guarantor.

This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion is addressed to you and is solely for your benefit, and only in connection with the preparation of the Registration Statement.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP